FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
February 1, 2024		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corporation Releases Second Quarter Results

Milwaukee, Wisconsin: Koss Corporation (NASDAQ: KOSS) (the “Company”), the U.S. based high-fidelity headphone company, has reported its results for the second quarter ended December 31, 2023.

Sales for the three months ended December 31, 2023 were $3,360,124 compared to $3,281,333 for the same period in the prior year,  an increase of $78,791, or 2.4%. The net loss for the second quarter ended December 31, 2023 was $269,153 compared to a net loss of $1,146,190 for the same three-month period in the prior year.  Basic and diluted loss per common share for the quarter was $0.03 compared to basic and diluted loss per common share of $0.12 for the comparable three-month period one year ago.

For the six months ended December 31, 2023, net sales of $6,734,062 showed a slight increase of 1.3% versus sales of $6,645,462 for the six months ended December 31, 2022. The six-month net loss was $526,762 compared to net income of $8,803,352 for the same period last year. Basic and diluted net loss per common share was $0.06 for the six months ended December 31, 2023. This compared to basic and diluted income per common share of $0.96 and $0.90, respectively, for the same six-month period in the prior year.

"Custom headphone orders from a customer in each of our education and OEM markets, coupled with an increase in sales to e-tailers as well as one of our largest domestic distributors, drove the favorability year over year for the first six months of fiscal year 2024,” Michael J. Koss, Chairman and CEO, said today. “Unfortunately, a decline in direct-to-consumer (DTC) sales, behind a slowdown in consumer spending as pandemic savings dwindle and student loan repayments resume, nullified much of the increase.  A decline in sales to two of our largest European distributors, due mainly to timing of orders, also offset the domestic market year over year increase.”

“The favorable mix of customer sales resulting from the higher margin custom orders and a lesser volume of lower margin export sales could not offset the decline in gross margins due to a reduction in higher margin DTC sales combined with the adverse impact from the continued sell-through of the Company’s inventory brought in from suppliers at higher freight rates,” Koss continued.  “Ongoing cost reductions in fixed manufacturing expenses do, however, continue to provide a positive impact on gross margins.   While freight rates remained competitive through the six months ended December 31, 2023, a combination of excess available capacity and expected lower demand due to declining consumer confidence could result in overcapacity in the transportation market.  As such, the Company is anticipating an increase in transportation costs in the coming quarter.”

About Koss Corporation

 Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, and wireless headphones.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “aims,” "anticipates," "believes," "estimates," "expects," "intends," "plans," “thinks,” "may," "will," “shall,” "should," “could,” “would,” "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, inflationary cost environment, supply chain disruption, the impacts of the COVID-19 pandemic, geopolitical instability and war, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31		December 31
	2023	2022	2023	2022
Net sales	$3,360,124	$3,281,333	$6,734,062	$6,645,462
Cost of goods sold	2,251,684	2,145,769	4,557,932	4,314,074
Gross profit	1,108,440	1,135,564	2,176,130	2,331,388

Selling, general and administrative expenses	1,584,523	2,482,688	3,120,802	26,157,905

(Loss) from operations	(476,083)	(1,347,124)	(944,672)	(23,826,517)

Other income	—	—	—	33,000,000
Interest income	208,809	97,832	421,668	124,888

(Loss) income before income tax provision (benefit)	(267,274)	(1,249,292)	(523,004)	9,298,371

Income tax provision (benefit)	1,879	(103,102)	3,758	494,839

Net (loss) income	$(269,153)	$(1,146,190)	$(526,762)	$8,803,532

(Loss) income per common share:
Basic	$(0.03)	$(0.12)	$(0.06)	$0.96
Diluted	$(0.03)	$(0.12)	$(0.06)	$0.90

Weighted-average number of shares:
Basic	9,241,208	9,186,208	9,238,002	9,171,746
Diluted	9,241,208	9,186,208	9,238,002	9,817,398